CORPORATE CAPITAL TRUST II N-2/A

Exhibit (k)(5)

FORM OF SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (this “Agreement”) dated and effective as of __________, 2015, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and CNL Fund Advisors II, LLC, a Delaware limited liability company and administrator (the “Administrator”) to Corporate Capital Trust II, a statutory trust duly formed, organized and existing under the laws of the state of Delaware (the “Company”).

WHEREAS, the Company is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company has retained the Administrator to furnish certain administrative services to the Company; and

WHEREAS, the Administrator now desires to retain the Sub-Administrator to furnish certain sub-administrative services to the Company, and the Sub-Administrator is willing to furnish such services, each, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.

Appointment of Sub-Administrator

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Company for purposes of providing the Services (as defined in Section 5 hereof); and the Sub-Administrator hereby accepts such appointment and agrees to render the Services, for the period and on the terms set forth in this Agreement.

2.

Delivery of Documents

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Company and all future amendments and supplements, if any:

a.

The Company’s Certificate of Statutory Trust Registration, and Declaration of Trust ;

b.

The Company’s registration statement on Form N-2 filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act (as declared effective by the SEC and amended from time to time, the “Registration Statement”) and each prospectus (“Prospectus”) and statement of additional information (“SAI”) forming part of the Registration Statement and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Trustees of the Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.

A copy of each investment advisory agreement between the Company and its investment advisers; and

e.

Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.

Representations and Warranties of the Sub-Administrator

The Sub-Administrator represents and warrants to the Administrator that:

a.

It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.

It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.

No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.

Its entry into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.

Representations and Warranties of the Administrator

The Administrator represents and warrants to the Sub-Administrator that:

a.

It is a limited liability company, duly organized and existing under the laws of the State of Delaware;

b.

It has the corporate power and authority to carry on its business in the State of Florida;

c.

It has authorized the execution, delivery and performance of this Agreement by all necessary company action;

d.

No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.

The execution and delivery by it of this Agreement, and the performance by it of its obligations under this Agreement do not: (i) constitute a breach of or a default under any of its material agreements, (ii) violate any judgment, decree or order of any court or administrative tribunal applicable to it, or (iii) violate any law or regulation applicable to it.

f.

With respect to the Company:

(1)

It is a statutory trust organized, existing and in good standing under the laws of the State of Delaware;

(2)

It is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

(3)

The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement; and all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made; and

(4)

As of the close of business on the date of this Agreement, the Company is authorized to issue shares of its capital stock.

5.

Sub-Administration Services

The Sub-Administrator shall provide the services as listed on Schedule B (the “Services”), subject to the authorization and direction of the Administrator or the Company and, in each case where appropriate, the review and comment by the Administrator’s or the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator as are mutually agreed to by the parties from time to time, and set forth in an amendment hereto, in accordance herewith, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such additional services shall be on the terms and subject to the conditions of this Agreement. For purposes of this Agreement, the term “Services” shall include any such additional services.

The Sub-Administrator shall provide the office facilities and devote such time and personnel determined by it to be necessary to fully and timely perform the Services; provided, however, that any such determination shall be commercially reasonable.

6.

Fees; Expenses; Expense Reimbursement

The Sub-Administrator shall receive from the Company such compensation for the
Sub-Administrator’s Services as may be agreed to from time to time in a written fee schedule approved by the parties.

The Administrator acknowledges and agrees that the Company and/or the Administrator, as the case may be, will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Company and/or the Administrator, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, the Registration Statement, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Company’s net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing the Services; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.

Instructions and Advice

a.

At any time, the Sub-Administrator may apply to any officer of the Company or the Administrator or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Company or the independent accountants for the Administrator at the expense of the Company, with respect to any matter arising in connection with the Services.

b.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice, or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons; provided, however, that in the event of any conflict between this section and Section 8 of this Agreement, the provisions of Section 8 shall control. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.

Limitation of Liability and Indemnification

The Sub-Administrator shall be responsible for the performance only of the Services and its other obligations as are set forth in this Agreement and, except as otherwise provided in this Agreement, shall have no responsibility for the actions or activities of any other person, including other service providers except those who the Sub-Administrator employs, associates or contracts with to assist the Sub-Administrator in performing the Services, and the Sub-Administrator’s other Representatives (as defined in Section 9 of this Agreement). The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or the Company insofar as such loss, damage or expense arises from the performance of the Services by the Sub-Administrator in reliance upon records that were maintained for the Administrator or the Company by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator hereunder. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of the Services, except to the extent caused by or resulting from the bad faith, negligence or willful misconduct of the Sub-Administrator, by those who the Sub-Administrator employs, associates or contracts with to assist the Sub-Administrator in performing the Services, or by its other Representatives. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement, regardless of the form of action or legal theory, shall be limited to its total annual compensation earned with respect to the Administrator and the Company and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2016 and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2015, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Company or upon reasonable reliance on information or records given or made by the Administrator or the Company or its investment adviser; provided, however, that this indemnification shall not apply to actions or omissions of the Sub-Administrator, or those who the Sub-Administrator employs, associates or contracts with to assist the Sub-Administrator in performing the Services, or by its other Representatives, caused by or resulting from its or their bad faith, negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.

Confidentiality

a.

Certain Definitions. As used herein:

(1)

“Confidential Information” shall mean all information previously provided to or to be provided to or that comes into the possession of the Sub-Administrator, on the one hand, or the Administrator or the Company on the other hand (for purposes of this Section 9, a “Receiving Party”) in any form whatsoever, be it written, oral or electronic form, that is confidential or proprietary to the other (for purposes of this Section 9, a “Disclosing Party”), or should have been reasonably understood by the Receiving Party to be confidential or proprietary to the Disclosing Party, whether or not such information is marked “confidential” or “proprietary.” Confidential Information shall include, without limitation, business, financial, accounting, and marketing information, analyses, forecasts, predictions, projections, statements, business models or business plans, as well as term sheets, letters of intent, and transaction agreements and documents (whether executed or in draft form), technical information, software, demonstration programs, routines, algorithms, computer systems, techniques, documentation, designs, procedures, formulas, inventions, improvements, concepts, records, files, memoranda, ledgers, reports, drawings, plans, price lists, customer or client lists or other account information, investor information, trade secrets, know how, and/or any other information concerning the business and affairs of the Disclosing Party, whether intellectual property or other business-related or proprietary information, and any analyses, compilations, studies or other documents prepared by any consultant for the Disclosing Party which contain or otherwise reflect any of the foregoing information or reflect an interest or undertaking in any transaction involving, related to or in connection with any of the foregoing.

(2)

“Representatives” shall mean the Affiliates, partners, members, directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, investment bankers and consultants), and all affiliates, of a specified party. For the avoidance of doubt, “Representatives” includes all persons the Sub-Administrator employs, associates or contracts with to assist the Sub-Administrator in performing the Services.

(3)

For the purposes of this Section 9, “Affiliates” shall mean an individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the individual or entity specified.

b.

Disclosure of Confidential Information. The parties hereto agree that each shall:

(1)

Except as permitted by Section 10 below, use the Confidential Information solely for the purpose of rendering or receiving the Services and not for any other purpose whatsoever without the prior express written consent of the Disclosing Party, and limit access to the Confidential Information solely to the Receiving Party’s Representatives with a need to know for such purpose;

(2)

be liable for breach of the confidentiality provisions of this Agreement by any of its respective Representatives and any other person to whom it discloses the Confidential Information, whether or not such disclosure is permitted hereunder;

(3)

take strict precautions to maintain the confidentiality of the Confidential Information received, and shall take appropriate action, by instruction, agreement or otherwise with any person permitted access to the Confidential Information received, to ensure that the Receiving Party will be able to satisfy its obligations under this Agreement;

(4)

refrain from copying or disclosing the Confidential Information received, except as expressly permitted in this Agreement; and

(5)

within ten (10) days of a written request by the Disclosing Party, promptly destroy and certify to the Disclosing Party as destroyed, or return any and all copies on any media containing, such Confidential Information; provided, however, the .Receiving Party may retain, to the extent required by law or regulation or in accordance with its customary internal record keeping policies, one (1) copy of the Confidential Information for archival purposes only.

c.

Certain Exclusions. Confidential Information shall not include information that: (i) that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, (ii) that is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information, as can be substantiated by contemporaneous written records, (iii) is expressly released, by the Disclosing Party, in writing, from the obligations of confidentiality imposed by this Agreement, or (iv) that is required to be disclosed pursuant to any judicial or administrative order, decree, investigation, audit or examination, or subpoena or other similar process, or by operation of applicable law or regulation; provided, however, that the Receiving Party shall first have given the Disclosing Party written notice of same prior to the date such disclosure is required to be made, so that the Disclosing Party may seek a protective order or other remedy, and Receiving Party (at the Disclosing Party’s expense) shall assist the Disclosing Party in seeking such order or other remedy; and further, provided, that the Receiving Party shall use reasonable efforts to minimize such disclosure and to obtain an assurance that the recipient will accord confidential treatment to the Confidential Information. To the extent prior notice to the Disclosing Party under the preceding clause (vi) is prohibited by applicable law, then notice shall be provided to the Disclosing Party promptly after disclosure is made. Any party asserting that information is not Confidential Information by virtue of any of (i) through (iv) hereof shall have the burden of proof on such issue. The disclosure authorization under clause (iv) hereinabove shall not affect, or prevent any person from asserting any attorney-client privilege, work-product doctrine, or other applicable privilege or defense against disclosure of such information.

d.

Survival. The undertakings and obligations contained in this Section 9 shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.

Use of Data

a.

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, braches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

b.

Subject to paragraph (c) below, the Sub-Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Sub-Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Company. The Administrator agrees that Sub-Administrator and /or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Sub-Administrator’s compensation for services under this Agreement or such other agreement, and the Sub-Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator or the Company.

Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.

Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

12.

Services Not Exclusive

The Services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or the Company in any way or otherwise be deemed an agent of the Administrator or the Company.

13.

Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending ________, 2018 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is given in accordance herewith by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

In the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing the Services hereunder to the Company (or its successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Company and distribution of the Company’s assets as a result of the Board’s determination in its reasonable business judgment that the Company is no longer viable, (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing the Services to the Company (or its successor) on substantially the same terms as this Agreement.

14.

Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been duly given when delivered either in person, by confirmed facsimile, by overnight delivery through a courier service, or posted by registered or certified U.S. mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other), and shall be effective upon personal or facsimile transmission thereof, or upon delivery by registered or certified U.S. mail, or one (1) business day following deposit with a nationally recognized overnight delivery service:

(a)

If to Sub-Administrator, to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

(b)

If to the Administrator, to:

CNL Fund Advisors II, LLC

450 S. Orange Avenue

Orlando, FL 32801

Attention: Steven D. Shackelford, Chief Financial Officer

Telephone: (407) 650-1000

Facsimile: (407) 540- 2699

15.

Assignment

Neither this Agreement nor any of a party’s rights, interests, or obligations hereunder, shall be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement or any of its rights and interests hereunder to a successor of all or a substantial portion of its respective business, or to one or more of its Affiliates.

16.

Data Protection

The Sub-Administrator will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Administrator or the Company’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of the Services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17.

Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

18.

Amendment

This Agreement may be modified or amended at any time in writing by mutual executed agreement of the parties hereto.

19.

Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.

Governing Law; Attorney’s Fees

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

21.

Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.

Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.

Incorporation by Reference.

All schedules attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

24.

Entire Agreement.

This Agreement (including the schedules hereto) constitutes the entire agreement and understanding between the parties, and supersedes and replaces any prior agreement, understanding or arrangement, whether oral or written, relating to the subject matter of this Agreement.

25.

Waiver.

No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

26.

Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

27.

Waiver of Jury Trial.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

28.

Email or Facsimile Execution.

For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile transmission or electronic mail is to be treated as an original document. The signature of any party on such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or electronically transmitted document shall be re-executed in original form by the parties who executed the facsimile or electronically transmitted document. No party may raise the use of a facsimile machine or electronic mail or the fact that any signature was transmitted through the use of a facsimile machine or electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

[Remainder of page intentionally left blank.]

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CNL FUND ADVISORS II, LLC

By:
Name:	Steven D. Shackelford
Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gunjan Kedia
Title:	Executive Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

[Reserved]

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.

Treasury Services as described in Schedule B1 attached hereto;

II.

Tax Services as described in Schedule B2 attached hereto;

III.

Reserved

IV.

Reserved

V.

Reserved

VI.

Accounting Services as described in Schedule B6 attached hereto.

SCHEDULE B1

Treasury Services

a.

Prepare for the review by designated officer(s) of the Company financial information regarding the Fund(s) that will be included in the Company’s semi-annual and annual shareholder reports, Form 10-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.

Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.

Prepare for the review by designated officer(s) of the Company annual Company expense budgets, perform accrual analyses and rollforward calculations and recommend changes to Company expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

d.

Provide periodic testing of the Company with respect to compliance with the Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials;

e.

Prepare and furnish total return performance information for the Company calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

f.

Prepare and disseminate vendor survey information;

g.

Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

h.

Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

i.

Consult with the Company’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Company;

SCHEDULE B2

Tax Services

a.

Compute annual tax basis provisions for both excise and income tax purposes;

b.

Prepare the Company’s annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Company’s independent accountants and execution and filing by the Company’s treasurer, including, as applicable, Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.

Coordinate Form 1099-DIV mailings; and

d.

Review required annual minimum distribution calculations (income and capital gain to satisfy excise / fiscal spillback) prior to their declaration.

Taxes services, as described above and in this Agreement, do not include identification of passive foreign investment companies or Code Section 1272(a)(6) tax calculations for asset-backed securities. Off-cycle income or gain estimates will incur additional fees. State Street Tax is not engaged for tax services related to Special Purpose Vehicles (i.e. C corps). Blocker vehicles such as Cayman entities / controlled foreign corporations, etc. will incur additional fees.

SCHEDULE B6

Accounting Services

a.

Process trade file transmitted by the Fund on trade-date +1, subject to timely receipt by the Administrator of necessary information. The trade file from the Fund will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.

Obtain and provide final quarter-end Net Asset Value (“NAV”) for the Fund, timing of delivery to be agreed upon by Fund and the Administrator and subject to the timely receipt by Administrator of necessary information from third parties;

c.

Reconcile the Fund’s cash holdings with the records of the Fund’s custodian;

d.

Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Fund;

e.

Calculate monthly final NAV for the Fund based solely on information provided by the Fund or as otherwise directed and based upon information provided by the Fund. The timing of delivery of such calculations will be agreed upon by Administrator and the Fund and is subject to the timely receipt by Administrator of necessary information from the Fund;

f.

Prepare unaudited monthly trial balance for the Fund;

g.

Maintain accounting books and records for the Fund; and

h.

Adhere to U.S. generally accepted accounting principles except as otherwise directed by the Fund.